Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-8 Registration Statement of Seven Hills Realty Trust (formerly RMR Mortgage Trust) of our report dated February 24, 2021, relating to the financial statements of RMR Mortgage Trust, appearing in the Annual Report on Form N-CSR of RMR Mortgage Trust for the year ended December 31, 2020.

/s/ RSM US LLP

Boston, Massachusetts

December 22, 2021